[CAMBREX LETTERHEAD]

           CAMBREX ANNOUNCES SECOND QUARTER 2003 RESULTS OF OPERATIONS

         East Rutherford, NJ - July 24, 2003 - Cambrex Corporation (NYSE: CBM) today reported second quarter 2003 earnings of $8.1 million or $0.31 diluted earnings per share (including a $0.01 diluted earnings per share benefit described below) versus $16.2 million or $0.61 diluted earnings per share in the second quarter 2002 (including an $0.08 diluted earnings per share benefit described below).

         Worldwide sales for the second quarter 2003 improved 1.6% to $136.4 million from $134.3 million in the second quarter of 2002. The results reflect increased sales in Human Health, Rutherford Chemicals and All Other segments offset by lower sales in the Biosciences segment. Gross profit for the quarter was $44.2 million (32.4% of sales) versus $53.0 million (39.5% of sales) in the second quarter 2002. Second quarter gross sales were favorably impacted 6.7% due to foreign currency.

         James A. Mack, Chairman, President and CEO commented, "We are, of course, disappointed with our current earnings performance primarily driven by temporary lower utilization in our biopharmaceutical business and price pressure on certain generic active pharmaceutical ingredients. We are seeing positive trends in the order backlog for generics and increased requests for project proposals from innovative pharmaceutical and biotechnology companies. Our life science business model continues to expand with the broadest line of capabilities for the development and manufacture of small-molecule, biologic and cell therapeutics in a world-class quality and regulatory environment. In spite of recent difficulties, we remain confident about our positioning in the high growth segments of the life science market."

         During the second quarter of 2003, the Company generated cash flow from operations of approximately $12.6 million, which contributed to fund capital expenditures of $10.1 million and to pay down $7.7 million of debt.

         The second quarter 2003 results include a $0.01 diluted earnings per share benefit from the tax effect of the previously disclosed Mylan settlement. The second quarter 2002 results included an $0.08 diluted earnings per share favorable impact from the net effect of (i) a pre-tax $1.8 million favorable insurance settlement related to a reactor outage, (ii) a pre-tax $3.8 million favorable arbitration award related to a toll manufacturing agreement, partially offset by (iii) a pre- tax $2.5 million investment write-down, and (iv) a pre-tax $0.4 million asset impairment charge.

HUMAN HEALTH SEGMENT

         The Human Health segment is comprised of active pharmaceutical ingredients (APIs), pharmaceutical intermediates, and development and manufacturing services using organic chemistry that are provided to generic and innovative pharmaceutical companies.

         Second quarter 2003 Human Health sales of $57.8 million increased 3.4% from $55.9 million in the second quarter of 2002. The increased sales revenue reflects higher demand for a gastrointestinal active pharmaceutical ingredient to support a customer's new dosage formulation, increased new product introductions to support customers' clinical trials, and order timing. These increases were offset by lower demand for generic amphetamine salts, cardiovascular and central nervous system APIs, and x-ray contrast media products. Human Health sales in the quarter were favorably impacted 11.2% due to foreign currency.

         Second quarter 2003 Human Health gross profit of $22.7 million (39.3% of sales) decreased from $24.6 million (44.0% of sales) in the second quarter 2002. The change in segment gross profit reflects changes in product mix, lower production volumes, and the continued impact of price competition on generic active pharmaceutical ingredients, partly offset by the favorable effects of hedge contract gains and currency translation. Hedge gains are reflected in Other Revenue.

BIOSCIENCES SEGMENT

         The Biosciences segment is comprised of products and services for drug discovery, bioresearch and biopharmaceuticals that are sold to research organizations, biotechnology and pharmaceutical companies worldwide.

         Second quarter 2003 Biosciences sales of $38.5 million declined 4.5% versus $40.3 million in the same period last year. The sales decline was mainly due to lower overall suite occupancy in the contract manufacturing business, primarily driven by the previously announced loss of a biopharmaceutical customer whose product failed to receive FDA approval, and changes in the terms of an existing contract. These decreases in sales were partly offset by increased sales of cells, media, and endotoxin detection products and cell therapy services. Biosciences sales in the quarter were favorably impacted 4.6% due to foreign currency.

         Second quarter 2003 Biosciences gross profit of $16.6 million (43.2% of sales), decreased from $21.3 million (52.9% of sales), in the second quarter 2002 primarily due to reduced plant utilization in the contract biopharmaceutical manufacturing sites. Gross profit was also impacted by reduced revenue in the quarter resulting from changes in the timing and terms of an existing contract and additional reserves for certain outstanding customer receivables. These were partly offset by the favorable gross profit impact of cost reduction activities and increased pricing of cells and media.

RUTHERFORD CHEMICALS SEGMENT

         The Rutherford Chemicals segment is comprised of specialty and fine chemicals for a variety of industrial applications, feed additives and agricultural intermediates.

         Second quarter 2003 Rutherford Chemicals sales of $33.3 million increased 4.5% from $31.9 million in the second quarter 2002. The increased sales reflect increased demand for a polymer product, higher pricing and improved product availability of feed additives, and increased overseas demand for personal care products. The increased demand was somewhat offset by reduced agricultural intermediate sales due to the timing of production campaigns and lower photographic product demand. Rutherford Chemicals sales in the quarter were favorably impacted 1.8% due to foreign currency.

         Second quarter 2003 Rutherford Chemicals segment gross profit of $3.4 million (10.3% of sales) declined from $6.3 million (19.7% of sales), in the second quarter 2002, due to the receipt of a favorable insurance settlement of $1.8 million in 2002, and unfavorable mix of pyridine products and higher raw material costs in the second quarter 2003.

ALL OTHER SEGMENT

         The All Other segment is comprised of feed additives and specialty and fine chemical products that are manufactured in life sciences facilities.

         All Other segment sales for the second quarter 2003 of $6.8 million increased 9.6% from $6.2 million in the second quarter 2002 primarily as a result of increased crop protection product sales due to the addition of new higher production capacity equipment and increased animal feed additive sales due to timing of customer demand.

         The All Other segment gross profit increased in the second quarter 2003 to $1.4 million (20.9% of sales) versus $0.9 million (13.9% of sales) in the second quarter of 2002 due primarily to production efficiencies from higher sales volumes.

SECOND QUARTER 2003 OPERATING EXPENSES

         Second quarter 2003 marketing, sales, administrative and amortization expenses of $25.8 million, or 18.9% of sales, increased from $24.6 million, or 18.3% of sales, in the second quarter 2002. The increase reflects higher sales and marketing costs resulting from an increase in the sales force in the Biosciences segment and the impact of foreign currency.

         Research and development expenses of $5.0 million were 3.6% of gross sales in the second quarter 2003 compared to $4.7 million or 3.5% of gross sales in 2002 reflecting increased Biosciences segment R&D and the impact of foreign currency exchange.

         Net interest expense of $2.7 million in the second quarter 2003 decreased from $2.9 million in the second quarter 2002 primarily reflecting lower average debt balances and interest rates. The average interest rate was 4.1% in the second quarter 2003 versus 4.4% in 2002.

         The effective tax rate for the second quarter 2003 and 2002 was 26.0%.

GUIDANCE

         For 2003, the Company targets sales revenue growth of 3-5% for the Human Health segment, 0-3% for Biosciences, and 4-8% for the Rutherford Chemicals segments. Diluted earnings per share for 2003 are expected to be in the range of $0.75 - $0.95 including the unfavorable impact of the previously disclosed Mylan settlement of $0.28 diluted earnings per share. Capital expenditures, depreciation, and amortization for 2003 are expected to be approximately $50-55 million, $40-45 million, and $1.5 million, respectively. The effective tax rate is expected to be 26.0% for 2003.

CONFERENCE CALL

         The Conference Call to discuss second quarter earnings will begin at 8:30 a.m. Eastern Daylight Time on Friday, July 25, 2003 and last approximately one hour. Those wishing to participate should call the MCI Conference Coordinator at 1-888-809-8966 for Domestic, and +1-773-756-4602 for International. Please use the password CAMBREX and call approximately 10 minutes before the start time.

ABOUT CAMBREX

         Cambrex is a global, diversified life sciences company dedicated to providing high quality products and services to accelerate drug discovery, development, and manufacturing processes for customers focused on health and the prevention of disease. The Company employs approximately 2200 worldwide. For more information, please visit our website at http://www.cambrex.com.

FORWARD LOOKING STATEMENTS

         This news release may contain "forward-looking statements" for the purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), technology, manufacturing and legal issues, unfavorable results shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Cambrex Annual Report on Form 10K and other filings with the Securities and Exchange Commission.

                              CAMBREX CORPORATION
                                Financial Summary
                      Quarters Ended June 30, 2003 and 2002
                    (in thousands, except earnings per share)

                                                      2003              2002*
                                                    --------          --------
Gross Sales...................................      $136,363          $134,263
Operating Profit .............................      $ 13,334          $ 23,755
Profit Before Tax ............................      $ 10,880          $ 21,856
Net Income ...................................      $  8,051          $ 16,173

Earnings per share data (basic):
   Net Income ................................      $   0.31          $   0.62
   Average Shares Outstanding ................        25,732            25,991

Earnings per share data (diluted):
   Net Income ................................      $   0.31          $   0.61
   Average Shares Outstanding ................        25,973            26,644

                    Six Months Ended June 30, 2003 and 2002
                    (in thousands, except earnings per share)

                                                     2003**             2002*
                                                    --------          --------
Gross Sales......................................   $276,283          $266,718
Operating Profit.................................   $ 18,977          $ 46,906
Profit Before Tax................................   $ 14,068          $ 42,114
Net Income.......................................   $ 10,410          $ 31,164

Earnings per share data (basic):
   Net Income....................................   $   0.40          $   1.20
   Average Shares Outstanding....................     25,792            25,944

Earnings per share data (diluted):
   Net Income....................................   $   0.40          $   1.17
   Average Shares Outstanding....................     26,092            26,606

* - The second quarter and six months ended June 30, 2002 results include the following pre-tax benefits and charges: a benefit recorded in cost of sales related to a favorable insurance settlement of $1,776, an asset impairment charge of $425 recorded in administration expense, an Investment write-down of $2,500 recorded in other expense and a benefit of $3,760 due to an arbitration award recorded in other income. These net benefits increased diluted EPS by $0.08 and $0.07 for the second quarter and six months ended June 30, 2002, respectively, including related tax effects.

** - The six months ended June 30, 2003 results include a pre-tax charge of $11,342 for the previously announced settlement of certain class action lawsuits involving Mylan Laboratories, Inc. and Gyma Laboratories of America, Inc. This charge had a $0.30 per diluted share impact on the year-to-date results, including related tax effects.

                               CAMBREX CORPORATION
                      Gross Sales & Gross Profit by Segment
                      Quarters Ended June 30, 2003 and 2002
                                 (in thousands)

                                     Second Quarter 2003              Second Quarter 2002
                               -----------------------------   ---------------------------------
                                Gross       Gross               Gross       Gross
                                Sales      Profit       GP%     Sales      Profit        GP%
                               -----------------------------   ---------------------------------
Human Health                   $ 57,809    $22,727     39.3%   $ 55,915    $24,582     44.0%

Biosciences                      38,488     16,614     43.2%     40,298     21,310     52.9%

Rutherford Chemicals             33,311      3,423     10.3%     31,884      6,290     19.7% (a)

All Other                         6,755      1,415     20.9%      6,166        858     13.9%
                               --------    -------             --------    ------

Total                          $136,363    $44,179     32.4%   $134,263    $53,040     39.5% (b)
                               ========    =======             ========    ======

                                          GROSS SALES COMPARISON
                               ------------------------------------------
                                2003         2002
                                Gross        Gross      Change     Change
                                Sales        Sales        $           %
                               ------------------------------------------
Human Health                   $ 57,809    $ 55,915    $  1,894     3.4%

Biosciences                      38,488      40,298      (1,810)   (4.5%)

Rutherford Chemicals             33,311      31,884       1,427     4.5%

All Other                         6,755       6,166         589     9.6%
                                -------     -------     -------

Total                          $136,363    $134,263    $  2,100     1.6%
                                =======     =======     =======

(a) Rutherford Chemicals' results include a benefit for a favorable insurance settlement of $1,776, which increased gross margin by 5.5 percentage points.

(b) The insurance settlement of $1,776 increased consolidated gross margin by 1.3 percentage points.

                               CAMBREX CORPORATION
                      Gross Sales & Gross Profit by Segment
                     Six Months Ended June 30, 2003 and 2002
                                 (in thousands)

                                       Six Months 2003                         Six Months 2002
                               --------------------------------       ---------------------------------
                                 Gross       Gross                      Gross       Gross
                                 Sales      Profit        GP%           Sales      Profit       GP%
                               --------------------------------       ---------------------------------
Human Health                   $113,232    $ 45,996      40.6%        $112,135    $ 50,428    45.0%

Biosciences                      82,593      38,554      46.7%          77,493      38,958    50.3%

Rutherford Chemicals             68,036       7,111      10.5%          65,145      11,464    17.6% (a)

All Other                        12,422       2,203      17.7%          11,945       1,884    15.8%
                               --------    --------                   --------    --------

Total                          $276,283    $ 93,864      34.0%        $266,718    $102,734    38.5% (b)
                               ========    ========                   ========    ========

                                           GROSS SALES COMPARISON
                               ---------------------------------------------
                                 2003        2002
                                Gross       Gross       Change        Change
                                Sales       Sales         $             %
                               ---------------------------------------------
Human Health                   $113,232    $112,135    $ 1,097         1.0%

Biosciences                      82,593      77,493      5,100         6.6%

Rutherford Chemicals             68,036      65,145      2,891         4.4%

All Other                        12,422      11,945        477         4.0%
                               --------    --------    -------

Total                          $276,283    $266,718    $ 9,565         3.6%
                               ========    ========    =======

(a) Rutherford Chemicals' results include a benefit for a favorable insurance settlement of $1,776, which increase gross margin by 2.7 percentage points.

(b) The insurance settlement of $1,776 increased consolidated gross margin by 0.6 percentage points.

                               CAMBREX CORPORATION
                          Statement of Profit and Loss
                  For the Quarters Ended June 30, 2003 and 2002
                                 (in thousands)

                                                   2003                   2002
                                           --------------------   --------------------
                                                          % of                   % of
                                            Amount       Sales     Amount       Sales
                                           --------------------   --------------------
Gross Sales                                $136,363      100.0%   $134,263      100.0%
   Commissions and Allowances                 1,427        1.0%        564        0.4%
                                           --------               --------
Net Sales                                   134,936       99.0%    133,699       99.6%

   Other Revenues                             2,067        1.5%      1,168        0.8%
                                           --------               --------
Net Revenue                                 137,003      100.5%    134,867      100.4%

   Cost of Sales                             92,824       68.1%     81,827       60.9%
                                           --------               --------

Gross Profit                                 44,179       32.4%     53,040       39.5%

Operating Expenses
   Marketing/Sales Expenses                   7,478        5.5%      6,642        4.9%
   Research & Development Expenses            5,014        3.6%      4,692        3.5%
   Administrative Expenses                   18,000       13.2%     17,564       13.1%
   Amortization                                 353        0.3%        387        0.3%
                                           --------               --------
Total Operating Expenses                     30,845       22.6%     29,285       21.8%
                                           --------               --------

Operating Profit                             13,334        9.8%     23,755       17.7%

Other Expenses
   Interest - Other                           2,689        2.0%      2,852        2.1%
   Other Expenses/(Income)                     (235)      (0.2)%      (953)      (0.7)%
                                           --------               --------
Total Other Expenses                          2,454        1.8%      1,899        1.4%
                                           --------               --------

Profit Before Tax                            10,880        8.0%     21,856       16.3%

   Provision for Income Taxes                 2,829        2.1%      5,683        4.2%
                                           --------               --------

Net Income                                 $  8,051        5.9%   $ 16,173       12.1%
                                           ========               ========

                               CAMBREX CORPORATION
                          Statement of Profit and Loss
                 For the Six Months Ended June 30, 2003 and 2002
                                 (in thousands)

                                                   2003                   2002
                                           --------------------   --------------------
                                                          % of                   % of
                                            Amount       Sales     Amount       Sales
                                           --------------------   --------------------
Gross Sales                                $276,283      100.0%   $266,718      100.0%
   Commissions and Allowances                 2,516        0.9%      2,032        0.8%
                                           --------               --------
Net Sales                                   273,767       99.1%    264,686       99.2%

   Other Revenues                             5,040        1.8%      2,736        1.0%
                                           --------               --------

Net Revenue                                 278,807      100.9%    267,422      100.2%

   Cost of Sales                            184,943       66.9%    164,688       61.7%
                                           --------               --------

Gross Profit                                 93,864       34.0%    102,734       38.5%

Operating Expenses
   Marketing/Sales Expenses                  14,744        5.3%     12,630        4.7%
   Research & Development Expenses            9,656        3.5%      8,627        3.2%
   Administrative Expenses                   38,401       13.9%     33,794       12.7%
   Legal Settlement                          11,342        4.1%          -        0.0%
   Amortization                                 744        0.3%        777        0.3%
                                           --------               --------
Total Operating Expenses                     74,887       27.1%     55,828       20.9%
                                           --------               --------

Operating Profit                             18,977        6.9%     46,906       17.6%

Other Expenses
   Interest - Other                           5,023        1.8%      5,779        2.2%
   Other Expenses/(Income)                     (114)       0.0%       (987)      (0.4)%
                                           --------               --------
Total Other Expenses                          4,909        1.8%      4,792        1.8%
                                           --------               --------

Profit Before Tax                            14,068        5.1%     42,114       15.8%

   Provision for Income Taxes                 3,658        1.3%     10,950        4.1%
                                           --------               --------

Net Income                                 $ 10,410        3.8%   $ 31,164       11.7%
                                           ========               ========

                               CAMBREX CORPORATION
                           Consolidated Balance Sheet
                    As of June 30, 2003 and December 31, 2002
                                 (in thousands)

                                                           2003               2002
                                                         --------           --------
Current Assets
Cash and Cash Equivalents                                $ 41,311           $ 33,296
Trade Receivables, net                                     79,813             79,571
Inventories, net                                          108,613            109,832
Deferred Tax Asset                                         31,627             35,612
Other Current Assets                                       21,110             17,447
                                                         --------           --------
  Total Current Assets                                    282,474            275,758

Property, Plant and Equipment, Net                        317,464            310,501
Goodwill and Other Intangibles                            270,049            267,752
Other Assets                                               13,395             13,517
                                                         --------           --------

  Total Assets                                           $883,382           $867,528
                                                         ========           ========

Current Liabilities
Trade Accounts Payable                                   $ 35,363           $ 39,627
Accrued Liabilities                                        53,457             49,391
Short-term Debt and Current Portion of Long-term Debt       3,450              2,364
                                                         --------           --------
  Total Current Liabilities                                92,270             91,382

Long-term Debt                                            247,657            267,434
Deferred Tax Liabilities                                   52,630             52,630
Other Liabilities                                          51,907             43,400
                                                         --------           --------

  Total Liabilities                                      $444,464           $454,846

  Shareholders' Equity                                   $438,918           $412,682
                                                         --------           --------

  Total Liabilities and Shareholders' Equity             $883,382           $867,528
                                                         ========           ========

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